Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Thomas Sonderman, Steve Manko, and Christopher Hilberg, and each of them individually (so long as each individual is an officer of SkyWater Technology, Inc. (the “Company”)), as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the undersigned’s name as a director of the Company to the Registration Statement on Form S-3 relating to the registration of an indeterminate amount of securities by the Company, and all amendments (including post-effective amendments, whether pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise) or supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of December 4, 2025.

/s/ Timothy E. Baxter Timothy E. Baxter	/s/ Edward M. Daly Edward M. Daly

/s/ Nancy Fares Nancy Fares	/s/ Dennis J. Goetz Dennis J. Goetz

/s/ Joseph J. Humke Joseph J. Humke	/s/ Andrew D. C. LaFrence Andrew D. C. LaFrence

/s/ Tammy J. Miller Tammy J. Miller	/s/ Loren A. Unterseher Loren A. Unterseher